Exhibit 23-a




June 2, 2005

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the Form SB-2/A, Amendment No. 2, Registration Statement for the registration of 13,018,430 shares of common stock of The Kingsley Coach, Inc., a Delaware corporation (the Registrant).

Ladies and Gentlemen:

We hereby consent to the use of our report for the years ended June 30, 2004 and 2003, dated September 24, 2004 except for Notes 4, 7, 10 and 18 as to which the date is May 25, 2005, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

						Sincerely,

                                                /s/ Mantyla McReynolds
                                                ----------------------
                                                Mantyla McReynolds